Exhibit 99

Norstan Reports First Quarter Fiscal 2004 Results

    MINNEAPOLIS--(BUSINESS WIRE)--Sept. 16, 2003--Norstan, Inc. (Nasdaq:NRRD), a leading provider of communications technology solutions and services, today reported revenues of $56.9 million for the first quarter of fiscal 2004 ended August 2, 2003, a 9.2% increase over the $52.1 million reported in the same period last year.
    Gross margin of 28.1% for the first quarter of fiscal 2004 was down from 31.7% recorded a year ago as a result of a changing product mix and lower utilization rates during the quarter. Norstan recorded an operating loss of $2.9 million for the first quarter of fiscal 2004 versus net income of $769,000 in the same period last year, which was attributable to the company's ongoing investment in expansion into tier one markets and continued gross margin pressure.
    Norstan recorded a first quarter net loss from continuing operations of $2.0 million, or $0.16 per share, as compared to net income of $43,000 ($0.00 per share) in the same period for fiscal 2003. During the quarter, Norstan recorded a net gain on the disposal of real estate received as part of the Vadini arbitration settlement of $155,000. Net loss for the first quarter of fiscal 2004 totaled $1.9 million, or $0.15 per share, compared to net income of $2.2 million, or $0.17 per share, in the first quarter of fiscal 2003.
    "While our revenue growth improved as compared to last year in spite of continued market softness in IT spending, the operating loss was larger than we had anticipated," said James C. (Jim) Granger, president and chief executive officer at Norstan. "We will continue to adjust our cost model with a view toward achieving long term profitability. We believe our strategy of expansion into cities, such as New York, San Francisco, Atlanta and Chicago, is the right one to position Norstan for the future."
    Revenues decreased 3.6% from the $59.0 million generated in the fourth quarter of fiscal 2003. Gross margin remained relatively flat from the 28.4% reported last quarter. Net loss from continuing operations increased quarter over quarter from the net loss of $959,000, or $0.08 per share, reported in the fourth quarter of fiscal 2003. Net income declined sequentially from the $1.7 million net income, or $0.13 per diluted share, reported in the fourth quarter. Norstan recorded a net gain on discontinued operations of $2.7 million in the fourth quarter of fiscal 2003 as a result of the accelerated payment from NetWolves in connection with the sale of Norstan Network Services in the first quarter of fiscal 2003.
    As part of Norstan's continued focus on right-sizing the cost model to ensure long term profitability, the Company anticipates recording a restructuring charge in the second quarter of fiscal 2004 ranging from $1.5 - $2.0 million, related to a reduction in work force of approximately 75-100 people. The execution of this action is anticipated to be completed by the end of Norstan's second quarter. At the same time Norstan will continue to build its workforce in technology expertise and geographies of opportunity to augment the company's growth. The company will continue to manage expenses to better align resources with market demand.
    Norstan's first quarter results placed the company out of compliance with one specific covenant contained in the agreement governing the company's primary credit facility. Norstan's lenders have waived this covenant violation. The anticipated restructuring charge and a continuation of the factors contributing to Norstan's first quarter loss will cause the company to be out of compliance with its lending agreement in the second fiscal quarter of 2004. Norstan's management is engaged in discussions with the company's current lenders regarding these matters. Additionally, the company is conducting discussions with other financial institutions concerning Norstan's long-term credit financing needs.

    Quarterly Highlights:

    -- Mercedes Benz Canada selected Norstan Canada, Ltd., to supply an Internet Protocol (IP) voice and data system for the company's new Toronto headquarters facility, lowering the company's maintenance costs and streamlining the management of its voice and data communications.

    -- Norstan Communications was chosen by the City of Coquitlam, one of North America's leading high-tech cities, to install a new Nortel Network's IP telephony system, including 700 phones and a new, advanced, data infrastructure that links 15 sites throughout the city, providing a savings to Coquitlam's taxpayers.

    -- Rice Memorial Hospital selected Norstan Communications to deploy a wireless voice over IP network on a Distributed
        Antenna System (DAS), improving communications for hospital staff and patient care.

    -- Norstan Communications entered a distribution agreement with Ascendent Telecommunications, a leading developer of mobility and disaster recovery technology solutions for voice communications.

    Fiscal 2004 Outlook

    While Norstan's management remains optimistic the Company will be profitable over the longer term, the Company believes it is unwise to provide detailed guidance on near term revenues and earnings per share.

    Conference Call and Webcast

    Norstan will discuss its first quarter fiscal 2004 results on a conference call scheduled today, September 16, at 5 p.m. Eastern time. The conference call can be accessed toll-free by callers at (888) 443-9986 or on the Internet at www.norstan.com. Starting today at approximately 7:00 p.m. Eastern time, the replay of the call can be accessed toll-free until midnight, September 23, by dialing (800) 642-1687 (conference ID number is 1944559) or on the Internet at www.norstan.com.

    Cautionary Statement Under the Private Securities Litigation
Reform Act of 1995

    This release contains forward-looking statements within the meaning of the Private Securities Litigation Acts of 1995. A number of factors should be considered in conjunction with the above forward-looking statements, including changes in economic and market conditions, factors related to the development of new technologies, product pricing, industry regulation, management of growth, integration of acquisitions, and other factors set forth in cautionary statements included in Norstan's Form 10-K and other documents as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date of this release. The company undertakes no obligation to update these forward-looking statements to reflect events and circumstances that may arise after the date of this release.

    Regulation G Compliance

    To comply with Regulation G, Norstan will post to its investor relations web site at www.norstan.com any reconciliations of differences between Non-GAAP and GAAP financial information disclosed in connection with today's earnings releases.

    About Norstan, Inc.

    Norstan, Inc. (Nasdaq:NRRD) - ...the technology services people who improve the way their customers communicate. A full-service telecommunications solutions company that delivers voice and data technologies and services, and remanufactured equipment to select corporate end-users and channel partners. Norstan also offers a full range of technologies for call center design, messaging, infrastructure, conferencing and mobility. Norstan has offices throughout North America. To learn more, visit the Norstan website at www.norstan.com.

    Norstan and associated product names are trademarks or registered trademarks of Norstan, Inc. in the United States and/or other countries. All other products and services mentioned in this document may be trademarks of the companies with which they are associated.



                    NORSTAN, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)


                                                For the Quarter Ended
                                                ----------------------
                                                 August 2,   July 27,
                                                    2003       2002
                                                ------------ ---------

Revenues

  Communications Technology Solutions and
   Services                                         $49,054   $43,827
  Resale Services                                     7,266     7,399
  Financial Services                                    564       857
                                                ------------ ---------
     Total revenues                                  56,884    52,083
                                                ------------ ---------
Cost of sales                                        40,918    35,575
                                                ------------ ---------

Gross margin

  Communications Technology Solutions and
   Services                                          12,913    13,240
  Resale Services                                     2,408     2,505
  Financial Services                                    645       763
                                                ------------ ---------
     Total gross margin                              15,966    16,508
                                                ------------ ---------
    SG and A expenses                                18,847    15,739
                                                ------------ ---------
Operating income (loss)                              (2,881)      769

    Interest expense                                   (448)     (692)
    Other income (expense), net                           7        (7)
                                                ------------ ---------

Net income (loss) from continuing operations
 before taxes                                        (3,322)       70

    Income tax provision (benefit)                   (1,296)       27
                                                ------------ ---------
Net income (loss) from continuing operations         (2,026)       43

Discontinued operations (net of tax):
   Income from operations of discontinued
    operations                                            -        20
   Gain from disposal of discontinued
    operations, net of tax                              154     2,129
                                                ------------ ---------

Net income (loss)                                   $(1,872)   $2,192
                                                ============ =========

Net income (loss) per share - continuing
 operations                                          $(0.16)    $0.00
Net income (loss) per share - discontinued
 operations                                            0.01      0.17
                                                ------------ ---------

Net income (loss) per share - diluted                $(0.15)    $0.17
                                                ============ =========

Weighted average shares outstanding - diluted        12,856    13,024
                                                ============ =========




                    NORSTAN, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                 (In Thousands, Except Share Amounts)


                                                   August 2, April 30,
                                                     2003       2003
                                                   --------- ---------
                                ASSETS
                                ------

CURRENT ASSETS
Cash                                                 $1,708    $1,185
Accounts receivable, net                             32,548    33,523
Current lease receivables                             6,076     6,846
Inventories                                           7,822     7,248
Costs and estimated earnings in excess of billings    6,825     5,746
Prepaid expenses, deposits and other                  6,016     5,216
                                                   --------- ---------
           Total current assets                      60,995    59,764
                                                   --------- ---------

PROPERTY AND EQUIPMENT
Property and equipment                               91,820    89,988
Less accumulated depreciation and amortization      (74,345)  (72,304)
                                                   --------- ---------
           Net property and equipment                17,475    17,684
                                                   --------- ---------

OTHER ASSETS
Lease receivables, net                                3,973     5,503
Goodwill                                              4,425     4,379
Deferred income taxes                                14,093    12,564
Other assets, net                                     2,613     2,735
Net non-current assets of discontinued operations       623       693
                                                   --------- ---------
           Total other assets                        25,727    25,874
                                                   --------- ---------
                                                   $104,197  $103,322
                                                   ========= =========

                 LIABILITIES AND SHAREHOLDERS' EQUITY
                 ------------------------------------

CURRENT LIABILITIES
Current maturities of long-term debt                $18,826    $1,641
Current maturities of discounted lease rentals        4,245     4,897
Accounts payable                                     17,652    14,465
Deferred revenue                                     21,931    21,521
Accrued liabilities                                   9,839    11,181
Billings in excess of costs and estimated earnings    6,302     6,827
                                                   --------- ---------
           Total current liabilities                 78,795    60,532
                                                   --------- ---------

LONG-TERM DEBT, NET                                     400    15,600
DISCOUNTED LEASE RENTALS, NET                         2,683     3,600
                                                   --------- ---------
           Total liabilities                         81,878    79,732
                                                   --------- ---------

SHAREHOLDERS' EQUITY
Common stock - $0.10 par value: 40,000,000
 authorized shares: 12,982,991 and 12,784,122
 shares issued and outstanding                        1,298     1,278
Capital in excess of par value                       57,392    56,891
Accumulated deficit                                 (34,391)  (32,520)
Unamortized cost of stock                               (62)     (134)
Accumulated other comprehensive loss                 (1,918)   (1,925)
                                                   --------- ---------
           Total shareholders' equity                22,319    23,590
                                                   --------- ---------
                                                   $104,197  $103,322
                                                   ========= =========

    CONTACT: Norstan, Inc., Minneapolis
             Jan W. Drymon, 952-352-4292
             jan.drymon@norstan.com
             or
             The Carideo Group, Minneapolis
             Tony Carideo, 612-317-2880
             tony@carideogroup.com